Exhibit 99.1

Note:  As used in this Annual Report on Form 10-K, the terms “Comtech,” “we,” “us,” “our” and “our Company” mean Comtech Telecommunications Corp. and Comtech’s subsidiaries.

PART I

ITEM 1.  BUSINESS

We design, develop, produce and market innovative products, systems and services for advanced communications solutions. We believe many of our solutions play a vital role in providing or enhancing communication capabilities when terrestrial communications infrastructure is unavailable, inefficient or too expensive. We conduct our business through three complementary segments: telecommunications transmission, mobile data communications and RF microwave amplifiers. We sell our products to a diverse customer base in the global commercial and government communications markets. We believe we are a leader in the market segments that we serve.

Over the past several years, we have benefited from the increased reliance on our products by the U.S. Army and have expanded our product lines through increased research and development and small tactical product line acquisitions. From fiscal years 2002 through fiscal 2008, we experienced six straight years of both record sales and net income.

On August 1, 2008 (the beginning of our fiscal year 2009), we acquired Radyne Corporation (“Radyne”), the largest acquisition in our history. We believe our acquisition of Radyne resulted in the following strategic benefits:

-	Strengthened our leadership position in our satellite earth station product lines in our telecommunications transmission segment;

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More than doubled the size of our RF microwave amplifiers segment by expanding our amplifier product portfolio which immediately made us as a leader, not only in the solid-state amplifier market but also in the satellite earth station traveling wave tube amplifier market;

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Broadened the number of products and services that our mobile data communications segment offered and allowed us to market additional mobile tracking products as well as the design and manufacture of microsatellites and related components; and

-	Further diversified our overall global customer base and expanded our addressable markets.

As more fully described throughout this Form 10-K, amidst the most challenging global economic environment in decades, in fiscal 2009 we delivered record sales of $586.4 million, successfully integrated Radyne into our business, and undertook a number of cost-reduction activities. We achieved net income of $47.5 million (as retroactively adjusted and presented pursuant to this Fom 8-K) despite the fact that our operating results were negatively impacted by a significant delay in shipments to the U.S. Army, pursuant to their request. During fiscal 2009, we received multiple large orders from the U.S. Army, including a $281.5 million order, the single largest order that we received in our history. The U.S. Army requested that the substantial majority of these orders be shipped in our fiscal 2010.

Despite difficult economic conditions that we expect to persist throughout most of fiscal 2010, we believe that fiscal 2010 is positioned to be another year of record sales. We have approximately $549.8 million in backlog as of July 31, 2009 of which a substantial portion is expected to ship in fiscal 2010. We also expect that operating income will significantly increase as compared to the levels we achieved in fiscal 2009. In addition, as of July 31, 2009, we had $485.5 million of cash and cash equivalents and are planning to continue our efforts to supplement our organic growth and diversify our business by making one or more acquisitions.

Our Internet website is www.comtechtel.com and we make available free of charge, on our website, our annual reports, quarterly reports, current reports and any related amendments. Unless specifically noted, the reference to our website address does not constitute incorporation by reference of the information contained therein into this Annual Report on Form 10-K. In addition, any materials filed with the SEC may be read and copied by the public at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549.

The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We are incorporated in the state of Delaware and were founded in 1967.

Industry Background

The global commercial and government communications markets are characterized by rapid technological advances and constant changes. Over the course of many years, we believe the markets that we directly operate in are expected to grow due to many factors, including the following:

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Increased Reliance on Communication Systems and Demand for Increased Cost Efficiencies. Businesses, governments and consumers around the world have become increasingly reliant upon communications systems to communicate with their customers, suppliers, and employees. In particular, there has been a significant increase in global demand for products and services that are utilized for wireless and cellular-based communications, broadcasting (including high definition television (“HDTV”) for cable and over-the-air broadcast), Internet Protocol (“IP”)-based communications (including voice, broadband video and data), long distance telephony and highly secure defense applications. Communications network providers have been forced to increase their investments in new and updated transmission systems in order to maintain the quality and availability of their services. Because of this increased global demand, satellite transponder utilization and transponder costs are expected to increase in many areas of the world. As a result, communications network providers and end-users are continually seeking solutions that increase the efficiency of their networks in order to reduce operating costs. In light of the relatively high cost of satellite transmission versus other transmission channels, we believe that communications network providers will make their vendor selections based upon the operating efficiency and quality of the products and solutions they offer.

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The Emergence of Information-Based, Network-Centric Warfare.  Militaries around the world, including the United States (“U.S.”) military, have become increasingly reliant on information and communications technology to provide critical advantages in battlefield, support and logistics operations. Situational awareness, defined as knowledge of the location and strength of friendly and unfriendly forces during battle, can increase the likelihood of success during a conflict. As evidenced by the ongoing Iraq and Afghanistan conflicts, stretched battle and supply lines have used satellite-based (including mobile satellite-based) and over-the-horizon microwave communications solutions to span distances that normal radio communications, such as terrestrial-based systems, are unable to cover. We believe that our satellite-based and over-the-horizon microwave technologies are critical due to the lack of terrestrial-based communications infrastructure in many parts of the world where the U.S. and other militaries operate.

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The Need for Developing Countries to Upgrade Their Commercial and Defense Communication Systems.  We believe many developing countries are committing greater resources and are now placing a higher priority on developing and upgrading their communications systems than in the past. Many of these countries lack the financial resources to install extensive land-based networks, particularly where they have large geographic areas or unfriendly terrain that make the installation of land-based networks more costly. We believe satellite-based and over-the-horizon microwave technologies often provide affordable and effective solutions to meet the requirements for communications services in these countries.

Although the speed at which industry advances and changes are directly impacted by the health of the global economy, we expect to participate in the industry’s overall expected growth by focusing research and development resources across all three of our business segments to produce secure, scalable and reliable technologies to meet these evolving market needs.

Corporate Strategies

We manage our business with the following principal corporate business strategies:

• Seek leadership positions in markets where we can provide specialized products and services;

• Identify and participate in emerging technologies that enhance or expand our product portfolio;

• Operate business segments flexibly to maximize responsiveness to our customers;

• Strengthen our diversified and balanced customer base; and

• Pursue acquisitions of businesses and technologies.

We believe that, as a result of these business strategies, we are well positioned to continue to capitalize on growth opportunities in the global commercial and government communications markets.

Competitive Strengths

The successful execution of our principal corporate strategies is based on our competitive strengths, which are briefly described below:

Leadership Positions in All Three Business Segments – In our telecommunications transmission segment, we believe we are the leading provider of satellite earth station modems and over-the-horizon microwave systems. Many of our products incorporate Turbo Product Code (“TPC”) forward error correction technology and DoubleTalk® Carrier-in-Carrier® bandwidth compression which enable our customers to optimize their satellite network by either reducing their satellite transponder lease costs or increasing data throughput. In our mobile data communications segment, we believe we are a critical product and technology supplier for the U.S. Army’s logistics community’s Movement Tracking System (“MTS”) and the U.S. Army’s war-fighter orientated satellite-based, tracking and communications system known as the Force XXI Battle Command, Brigade and Below (“FBCB2”) command and control system, also referred to as Blue Force Tracking (“BFT”). In our RF microwave amplifiers segment, we believe we are one of the largest independent suppliers of broadband, high-power, high-performance RF microwave amplifiers and a leader in the satellite earth station traveling wave tube amplifier market.

Innovative Leader with Emphasis on Research and Development – We have established a leading technology position in our fields through internal and customer funded research and development activities. We believe we were the first company to begin full-scale deployment of TPC forward error correction technology and DoubleTalk® Carrier-in-Carrier® bandwidth compression in digital satellite earth station modems. Our field-proven over-the-horizon microwave systems utilize a proprietary 16 megabits per second (“Mbps”) adaptive digital modem and we have recently developed a troposcatter modem that can exceed 20 Mbps. We believe our existing MTS and BFT technologies are critical components of the U.S. Army’s satellite communications network and we have and continue to develop backward compatible next-generation MTS and BFT solutions. We have formally introduced our new Blue Force Tracking High Capacity (“BFT-HC”) transceiver and are currently upgrading our BFT network to incorporate our new patent-pending Adaptive Multiple-User Detection (“AMD”) technology which enables a significant increase in both the overall system performance and number of possible concurrent network users. In our RF microwave amplifiers segment we are incorporating Gallium Nitride technology into our products which allows us to offer customers more powerful and higher efficiency RF microwave amplifiers. In addition, our traveling wave tube amplifiers have built-in block up converters (“BUCs”) that significantly reduce operating costs for domestic and international broadcasters.

Diverse Customer Base with Long-Standing Relationships – We have established long-standing relationships with leading domestic and international system and network suppliers in the satellite, defense, broadcast and aerospace industries, as well as the U.S. government and foreign governments. Our products are in service around the globe and we continue to expand our geographic distribution. We believe that our customers recognize our ability to develop new technologies and to meet stringent program requirements.

Core Manufacturing Expertise That Supports All Three Business Segments – Our high-volume technology manufacturing center located in Tempe, Arizona utilizes state-of-the-art design and production techniques, including analog, digital and RF microwave production, hardware assembly and full-service engineering. All three of our business segments utilize this manufacturing center for certain high-volume production which allows us to secure volume discounts on key components, control the quality of our manufacturing process and maximize the utilization of our manufacturing capacity.

Successful Acquisition Track Record – We have demonstrated that we can successfully integrate acquired businesses, achieve increased efficiencies and capitalize on market and technological synergies. We believe that our disciplined approach in identifying, integrating and capitalizing on acquisitions provides us with a proven platform for additional growth. The Radyne acquisition that we completed in fiscal 2009 was the largest acquisition in our history and we achieved all of the strategic goals and operating efficiency targets that we originally established when we announced the acquisition.

Our Three Business Segments

We conduct our business through three complementary business segments: telecommunications transmission, mobile data communications and RF microwave amplifiers. By operating independently, our business segments are able to maintain a high level of focus on their respective businesses, activities and customers. Our corporate senior management team supports the business segments by, among other things, actively seeking to exploit synergies that exist between the segments, including areas such as manufacturing, technology, sales, marketing and customer support. Financial information about our business segments is provided in “Notes to Consolidated Financial Statements – Note (14) Segment Information” included in “Part II — Item 8 — Financial Statements and Supplementary Data.”

Telecommunications Transmission Segment

Overview

Our telecommunications transmission segment provides equipment and systems that are used to enhance satellite transmission efficiency and that enable wireless communications in environments where terrestrial communications are unavailable, inefficient or too expensive. These products and systems are used in a wide variety of commercial and government applications including the backhaul of wireless and cellular traffic, broadcasting (including HDTV), IP-based communications traffic, long distance telephony and highly secure defense applications.

Products, Services and Applications

The following are the key products and systems, along with related markets and applications, for our telecommunications transmission segment:

Satellite Earth Station Equipment and Systems – We provide customers a one-stop shopping approach by offering a broad range of satellite earth station equipment. Our product offerings include satellite earth station modems, BUCs, power amplifiers, transceivers, access devices, voice gateways, IP encapsulators and media routers. We market our products under a variety of brand names including Comtech EF Data, Radyne, Vipersat, Memotec and Verso. Over the past several years, we have introduced a new line of satellite earth station modems that allow for greater data transmission than ever before. Our satellite earth station modems include:

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CDM-600 – One of our all-time best selling modems, the CDM-600 includes an option that allows end-users to incorporate our patented TPC, a forward error correction technology which can significantly reduce satellite transponder lease costs or increase satellite earth station modem data throughput. The CDM-600 provides connectivity up to 20 Mbps.

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CDM-625 – First launched in fiscal 2008, the CDM-625 was our first modem to combine low density parity check (“LDPC”), a forward error correction technology, as well as DoubleTalk® Carrier-in-Carrier® bandwidth compression, a technique that allows satellite earth stations to transmit and receive at the same frequency, effectively reducing transponder bandwidth requirements by 50%. The CDM-625 is marketed toward users who require connectivity up to 25 Mbps.

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DMD20 – Because it has been designed to minimize configuration changes, the DMD20 can be used by virtually our entire global customer base. The DMD20 is compatible with our CDM-600 and, with an optional communication link, allows network operators to monitor and control their BUCs.

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SLM-5650A – Ideally suited for many government and military applications, our SLM-5650A can be integrated with our Vipersat Management System to provide fully automated network and capacity management.

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DMD2050 – Based on military standards, the DMD2050 is designed for the U.S. Department of Defense (“DoD”) but also includes commercial industry functionality while transmitting data up to 52 Mbps. This modem is compatible with many of our modems, including the SLM-5650A.

•	CDM-570 – An entry level modem that provides performance and flexibility at a lower price point; it is marketed toward users who require connectivity up to 5 Mbps.

Many of our modems are available with customer selectable features including LDPC, DoubleTalk® Carrier-in-Carrier® bandwidth compression, VersaFEC® (a next-generation forward error correction technology) and optional IP modules which can provide advanced features and bandwidth efficiencies.

Over-the-Horizon Microwave Equipment and Systems – We design, develop, produce and market over-the-horizon microwave (also known as troposcatter) communications equipment and systems that can transmit voice, video and data over unfriendly or inaccessible terrain from 20 to 600 miles by reflecting transmitted signals off of the troposphere, an atmospheric layer located approximately seven miles above the earth’s surface. Over-the-horizon microwave communication is a cost-effective, secure alternative to satellite communication as it does not require the leasing of satellite transponder space. Traditional end-users of our equipment have included the U.S. government, foreign governments who have used our over-the-horizon microwave systems to, among other things, transmit radar tracking information from remote border locations and energy companies, who use our systems to enable communication links for offshore oil rigs and other remote exploration activities. Over the past several years, we have introduced the following new digital troposcatter modems:

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CS6716 – With speeds up to 16 Mbps, our CS6716 modem includes advanced features such as forward error correction technology and embedded TPC. Our digital troposcatter modem upgrade kit is based on the CS6716 and has been purchased by the U.S. military to enhance the capability of its AN/TRC-170 digital troposcatter terminals which are used to transmit Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance information (also known as “C4ISR”).

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CS67200 – Our recently introduced 20 Mbps digital troposcatter modem is a state-of-the-art modem whose performance, we believe, exceeds any digital troposcatter modem on the market. It is IP-ready and supports voice, data and video transmission. Under certain conditions, because it has built-in redundancy, it can be configured to reach transmission speeds of up to 40 Mbps. This modem offers a more compact design, lighter weight and 70% less power consumption than our earlier S575 modem.

Our telecommunications transmission segment operates our high-volume technology manufacturing center located in Tempe, Arizona that is utilized by all three of our business segments and, to a much lesser extent, by third-party commercial customers who outsource a portion of their manufacturing to us. This allows us to secure volume discounts on key components, better control the quality of our manufacturing process and maximize the utilization of our manufacturing capacity. Accordingly, our telecommunications transmission segment’s operating results are impacted positively or negatively by the level of utilization of our high-volume technology manufacturing center. Our telecommunications transmission segment also markets data compression integrated circuits based, in part, on our forward error correction technology.

Business Strategies

Our telecommunications transmission segment business strategies are as follows:

Expand Leadership Position in Satellite Earth Station Market – Our satellite earth station modems, which incorporate leading technologies and standards such as TPC, LDPC, Digital Video Broadcasting Standard 2 (“DVB-S2”) and DoubleTalk® Carrier-in-Carrier® bandwidth compression have established us as a leading provider to domestic and international commercial satellite systems and network customers, as well as U.S. and foreign governments. A majority of our satellite earth station products have been historically deployed by our customers for use with applications that require a single channel per carrier (“SCPC”) transmission mode which, in non-technical terms, refers to using satellite bandwidth in a dedicated manner. Because information is being transmitted continuously, the backhauling of wireless and cellular traffic and the broadcasting of HDTV and satellite radio are ideal applications for SCPC-based transmission. Our bandwidth compression technologies allow customers to reduce these recurring satellite transponder costs. Over time, because packet-based data (such as IP traffic) is expected to grow, time division multiple access (“TDMA”) based solutions are becoming important. Thus, we are increasingly developing products to compress and optimize IP-based traffic to provide increased value to our customers and facilitate ongoing and incremental demand for our products. We continue to share forward error correction and licensed technology across all of our branded product lines, and over time, we expect our individual brands to become less distinguishable from each other. We are continuing to market product offerings that include access devices and voice gateways which allow our customers to consolidate multi-service network traffic such as voice, video and data. When combined with our satellite earth station modems, the solution is ideal for backhauling cellular traffic using satellites, which can significantly reduce their bandwidth requirements. We expect to continue expanding our leadership position by offering new products and solutions to meet the expected increased demand from commercial, government and defense customers.

Participate in the Anticipated Growth of Wireless and Cellular Backhaul Applications – Our satellite earth station equipment enables mobile cellular network providers to cost-effectively backhaul wireless and cellular traffic from main cities to more remote cities via satellite. We believe that demand for our satellite earth station equipment will continue to grow for many years because of the important role it plays in facilitating increasing wireless and mobile phone usage, particularly in developing areas of the world such as China, Russia, Latin America, the Middle East and Africa, where fiber or terrestrial-based systems are generally more expensive to deploy. Our marketing in this area focuses on our CDM-625 modem and our other modems which incorporate DoubleTalk® Carrier-in-Carrier® bandwidth compression.

Continue our Marketing and Sales Efforts to the U.S. Government – We believe that long-term demand by the U.S. government for our equipment will continue to increase due to a number of factors, including the ever increasing amount of C4ISR information that is being generated. In addition, our TDMA and SCPC-based communication products, including our Vipersat-branded network management software, enable the U.S. government to utilize satellite network bandwidth management techniques to more cost-effectively enable, among others, applications such as video teleconferencing, distance learning, telemedicine and Internet content delivery. Our marketing in this area focuses on our SLM-5650A and DMD2050 modems.

Capitalize on Increased Demand for Over-the-Horizon Microwave Systems and Upgrades – We have designed, manufactured and sold over-the-horizon microwave products and systems for over thirty-years and believe we are the leading supplier in this specialized product line. Over-the-horizon microwave systems are sometimes referred to as troposcatter systems and are extremely reliable and secure when compared to satellite-based systems. Although these products have an extremely long sales cycle due to the complexity of the overall network that it must operate with, we believe that overall demand, particularly by the U.S. military, is in a period of resurgence. Our over-the-horizon microwave systems, which include our patented TPC forward error correction technology, are able to transmit video and other broadband applications at throughput speeds in excess of 20 Mbps (and when deployed in dual-mode, can reach speeds in excess of 40 Mbps). To date, the largest single end-customer for our over-the-horizon microwave systems has been Algeria, our North African end-customer, which we believe is between major phases of a multi-year roll-out of a large project. In the past few years, the DoD purchased our 16 Mbps adaptive digital modem upgrade kits to be used on a portion of the DoD’s inventory of AN/TRC-170 digital troposcatter terminals. In fiscal 2009, we demonstrated how some of our new troposcatter products, including our transportable fast link antenna, could work with the AN/TRC-170 and we are in continuous discussions with the DoD for further upgrades. As a result of our historical success with Algeria and the DoD in Iraq and Afghanistan, other foreign countries and militaries are showing interest in our over-the-horizon microwave systems technology and we believe the overall market for these products and systems is expanding.

Continue to Develop, License or Acquire Technology for Efficient Bandwidth Utilization – Because we expect overall demand for satellite bandwidth to increase, we intend to develop, license or acquire technology (including complementary products) to provide affordable bandwidth solutions for our customers. Specifically, we expect to develop next-generation advances of our forward error correction technology and believe this will have important utility in responding to the increasing demand for satellite bandwidth utilization, particularly by the U.S. military, security and intelligence agencies. We intend to continue to enhance our Internet, TDMA and SCPC-based software and products which enable customers to utilize bandwidth management techniques to facilitate, among others, applications such as video teleconferencing, distance learning, telemedicine and Internet content delivery. We have incorporated our licensed DoubleTalk® Carrier-in-Carrier® technology into many of our products and are combining it with other technologies such as VersaFEC®, a next-generation forward error correction technology. In recent years, we have expanded our satellite earth station product offerings and began selling IP encapsulators and media routers, that, when combined with our bandwidth efficient satellite earth station modems, can reduce operating expenses for service providers delivering IP-based broadcast connectivity. We also expect to continue to offer NetPerformer products which combine the functionality of voice gateway and data routers and provide data compression over a single wide area network, thereby enabling our customers to potentially bypass toll costs on public networks. Through our large distribution channel, we also continue to market Skywire™ products that combine SCPC-based systems with TDMA-like bandwidth efficiency.

Mobile Data Communications Segment

Overview

Our mobile data communications segment provides customers with integrated solutions to enable global satellite-based communications when mobile, real-time, secure transmission is required. We also offer our customers the design and production of microsatellite systems and related components.

We provide our mobile data communications solutions to both government and commercial customers; however, the majority of sales in our mobile data communications segment have historically come from, and are expected to be derived in the future from, sales relating to the following two U.S. military programs:

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U.S. Army’s Movement Tracking System (“MTS”) program – Since 1999, we have provided the MTS program with a turn-key logistics orientated system that allows the U.S. Army and other services such as the Army National Guard to utilize our L-band satellite-based mobile data communication system and related products for near real-time messaging and location tracking of mobile assets. Pursuant to our existing $605.1 million contract awarded to us in September 2007 (which currently expires on July 12, 2010), we supply our customers with mobile satellite transceivers, vehicle and command center application software, third-party produced ruggedized computers and satellite earth station network gateways and associated installation, training and maintenance. Our services also include the operation of satellite packet data networks (including arranging and providing for third-party satellite capacity). Through July 31, 2009, we have received total orders under our current MTS contract of $546.3 million and since 1999 we have shipped approximately 38,000 transceivers (including upgrades and replacements) to the MTS program.

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Blue Force Tracking (“BFT”) program – As a result of a number of contracts that we have previously received (including prior MTS contracts), our technology has been integrated into a U.S. Army war-fighter orientated satellite-based, tracking and communications system known as the Force XXI Battle Command, Brigade and Below (“FBCB2”) command and control system, also known as BFT. Pursuant to our existing $216.0 million contract awarded to us in September 2007 (which currently expires on December 31, 2011), we supply mobile satellite transceivers, arrange and provide for third-party satellite capacity, supply and operate the satellite packet data network and network gateways, and provide the associated systems support and maintenance. Through July 31, 2009, we have received total orders under our current BFT contract of $211.3 million and since 2003 we have shipped approximately 122,000 transceivers to the BFT program (including upgrades, replacements and units purchased via the MTS program).

Since 1999 and through July 31, 2009, cumulative orders from the U.S. government for our MTS and BFT solutions have exceeded $1.2 billion (including over $400.0 million of orders that are currently in our backlog). We consider the U.S. Army’s significant investment in our products and its large installed base of equipment to be important competitive advantages for us as these and potentially other programs move forward.

Our MTS and BFT solutions have been installed on a variety of U.S. military vehicles (both logistics-centric and war-fighter-centric) including Abrams tanks, Bradley Fighting Vehicles, helicopters such as the Apache, Black Hawk and Chinook and High Mobility Multipurpose Wheeled Vehicles (“HMMWV”). When equipped with this technology, soldiers operating these vehicles are able to be continually tracked and, at the same time, are able to maintain communications with a command center as well as fellow soldiers in the field.

Our extremely reliable proprietary network service employs full end-to-end path redundancy as well as back-up capability in the event of a major catastrophe or service interruption, and we maintain a 24 x 7 network operations and customer care center that provides customers with ongoing support any time, day and night. We also offer a network and mobile tracking solution that is certified as a Defense Transportation Tracking System (“DTTS”), a capability targeted for sale to commercial carriers hauling sensitive, high interest cargo such as arms, ammunition, and explosives where secure, assured communications are required.

Our current sole-source contracts with the MTS and BFT programs are known as indefinite delivery/indefinite quantity (“IDIQ”) contracts which can be terminated by the government at any time and are not subject to automatic renewal. As such, business volatility is an inherent part of participation in the MTS and BFT programs and these contracts are subject to contract ceilings, unpredictable funding as well as deployment and technology decisions by the U.S. government.

Given the current contract ceiling levels of $605.1 million and $216.0 million for our current MTS and BFT contracts, respectively, we can only receive $58.8 million of additional MTS orders and only $4.7 million of additional BFT orders under these contracts unless the U.S. government authorizes contract ceiling increases or awards us new contracts. During fiscal 2007, we experienced a similar situation when the ceiling on our then existing $418.2 million MTS contract was increased by $45.0 million and the U.S. Army extended our performance period while we negotiated our current $605.1 million MTS contract. Although we cannot be certain that the contract ceilings for our current MTS and BFT contracts will be increased or if we will be awarded new MTS and BFT contracts, the U.S. Army has undertaken a number of initiatives relating to both programs which indicate, we believe, that long-term demand for mobile data communication products, similar to those we currently provide (and are developing), will remain strong for the foreseeable future.

For example, in February 2009, the U.S. Army issued a Request for Information or “RFI” which seeks information regarding potential strategies for the design, development, installation, operation and maintenance of a follow-on contract to the current MTS contract. Among other items, the MTS RFI states that the U.S. Army’s objectives include providing an interoperable, scalable and upgraded solution for the MTS program that focuses on a user-friendly interface with a network architecture that is scalable to over 100,000 users. We also believe that the recent $281.5 million order we received to supply a new third-party ruggedized computer upgrade for 20,000 deployed MTS systems is an acknowledgment of the long-term importance that our MTS systems have to the U.S. military.

Separately, in April 2009, the U.S. Army released a Market Survey seeking sources for Blue Force Tracking-2 or (“BFT2”), the U.S. Army’s next-generation BFT system. Among other items, the Market Survey states that the U.S. Army’s objectives include, starting in calendar year 2010 and through 2015, replacing existing BFT equipment with improved mobile satellite transceivers and satellite ground station hub and network operations center equipment that will provide for “magnitude improvement” in data throughput. The U.S. Army has indicated that it may issue multiple IDIQ contract awards and that it desires government-purpose rights upon a contract award. Government-purpose rights generally provide the government with ownership-type rights including the right to allow competitors to use a vendor’s technology or designs to produce comparable equipment solely for use by the U.S. government. The Market Survey indicates the U.S. Army intends to procure 100,000 BFT2 transceivers during the 2010-2015 timeframe.

In order to maintain a competitive procurement process, the U.S. Army provides interested companies with information about its MTS and BFT program plans; however, detailed program requirements and related strategic funding decisions are subject to daily, if not constant, changes. We have responded and will continue to respond to the U.S. Army’s requests for input concerning these programs in a way that we believe best meets the U.S. Army’s requirements and we believe that we will continue to generate future revenues from both of these programs.

In the past several years, we have committed considerable research and development resources with a focus on designing and delivering backward compatible next-generation MTS and BFT products and technology. Over the past three fiscal years, our mobile data communications segment has invested approximately $27.6 million in research and development activities, the substantial majority of which has been for development of new MTS and BFT solutions.

Our next-generation MTS and BFT solutions are based on our internally developed Advanced Software Defined Radio (“ASDR”) which is designed to provide increased operational flexibility with multiple data rates, allowing the U.S. Army and other customers to choose a cost-effective satellite service for each mission or operating theater. Our next-generation transceivers incorporate a new advanced design antenna that can enable higher message completion rates at almost all elevation angles and in environments where conventional communications are unavailable or unreliable. Our ASDR-based transceivers can operate on all L-band satellites and support broadband-like data rate transfer speeds. In addition, our transceivers have been designed using a modular approach which provides additional flexibility for installation and field maintenance. In addition to hardware product upgrades, we are upgrading our BFT network to incorporate our new patent-pending AMD technology which enables a significant increase in both the overall system performance and an increase in the number of possible concurrent network users. We are currently in the process of deploying our AMD technology within our BFT network which is enabling our BFT customer to experience improved performance today.

We believe our next-generation solutions not only meet the future operational needs of the U.S. Army, but also provide significant advantages relative to other sources. Because they are backward compatible, we believe our solutions provide the U.S. Army the unique ability to leverage its existing technology investment by continuing to use the existing deployed units and world-wide support infrastructure while ultimately and seamlessly transitioning to the next-generation MTS and BFT systems. We have shared our technology plans and product roadmaps with the U.S. Army and are incorporating suggestions and other improvements at their request. Additional information regarding our products (including our next-generation products) follows in the next section.

Products, Services and Applications

Our government and commercial customers can choose from a number of products, services and related technology (including our next-generation products) for mobile tracking and communications needs, including the following:

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MT-2011 – A single sealed mobile satellite transceiver with no moving parts, the MT-2011 is used by customers to transmit and receive near real-time packet data and is proven to operate under rugged environmental and operating conditions on land, in the air, and on the water. It has a single interface port for connecting the terminal to power and to devices such as mobile and handheld computers. The MT-2011 can operate anywhere in the world over any available L-band satellite system. Our MT-2011 transceiver is currently deployed by the BFT program and other government customers, and is part of our certified DTTS system configuration.

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MT-2012 – Incorporating all of the features of our field-proven MT-2011 mobile satellite transceiver, this enhanced logistics-centric transceiver features embedded radio frequency identification devices (“RFID”) and selected availability anti-spoofing modules (“SAASM”). The built-in RFID interrogator provides total asset visibility by communicating with RFID tags attached to inventory, such as cargo containers, and transmits data back to the requesting user. The transceiver also contains an expanded memory buffer which allows the MT-2012 to accept larger data files for transmission over satellite. Our MT-2012 transceiver is currently deployed by the MTS program.

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Blue Force Tracking – High Capacity (“BFT-HC”) Transceiver – Introduced in fiscal 2009, this evolutionary mobile satellite transceiver is designed to eventually replace or be deployed side-by-side with our MT-2011 transceiver. Our backward compatible BFT-HC transceiver incorporates our new internally developed ASDR technology which is designed to provide customers with operational flexibility by allowing them to choose from multiple satellite services and data rates with the objective of achieving optimal performance with substantial operational cost savings. Our BFT-HC transceiver utilizes a field replaceable phased array tracking antenna and can operate over a broad range of satellite networks that allow for data speeds up to 230 kilobits per second (“Kbps”). Our BFT-HC transceiver is a critical part of our strategy to deliver the next-generation of systems and solutions required by the BFT program. In April 2009, we received an $8.0 million order from the U.S. Army to build, test and deliver our BFT-HC transceiver including incorporating required network changes to make our solution fully compliant with software called FBCB2-Joint Capabilities Release (“JCR”) which is intended to provide the foundation to converge on a single mobile system configuration known as the Joint Battle Command-Platform (“JBC-P”).

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Movement Tracking System – High Capacity (“MTS-HC”) Transceiver – Our MTS-HC mobile satellite transceiver is currently being designed to eventually replace or be deployed side-by-side with our MT-2012 transceiver. Our backward compatible MTS-HC transceiver incorporates the same ASDR technology and performance enhancing features as our BFT-HC transceiver but also includes logistics-centric functionality such as RFID tracking capability. Our MTS-HC transceiver is intended to be fully compliant with JBC-P system specifications.

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MTM-203 – This miniaturized mobile satellite transceiver incorporates the key features of our MT-2011. It also incorporates state-of-the-art technology created for users where both restrictions in size and weight are critical. In fiscal 2008, we received a Federal Information Processing Standard (“FIPS”) 140-2 validation certification from the National Institute for Standards and Technology for the MTM-203 Miniature Satellite Transceiver Module. We believe this certification will allow for increased sales of the MTM-203 to users who must operate on certain secure military networks.

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CMT-500 – A rugged, low profile mobile satellite transceiver focused on the non-military market, the CMT-500 comes in several variants, one of which incorporates our miniaturized transceiver module, the MTM-203, and others that feature a seamlessly integrated, commercially available satellite-based data module. The CMT-500 improves on the many features available with our MT-2011 mobile satellite transceiver, including enhanced encryption and higher data rates. The CMT-500 is undergoing certifications and is expected to be added to our certified DTTS system.

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geoOps™ Enterprise Location Management System – The geoOps™ Enterprise Location Management System (“geoOps™”) is a configurable network and web-based software platform that provides an integrated capability to command, control and manage mobile ground vehicles. The software integrates the functions of route planning, transportation control, dispatching, travel and road condition monitoring and is updated via an easy to use electronic map. Our geoOps™ software baseline is incorporated into the North Atlantic Treaty Organization’s (“NATO”) International Security Assistance Force Tracking System (“NATO IFTS”), a multi-national satellite-based friendly force tracking system, and our DTTS system. Using our geoOps™ software platform code baseline, we have developed an upgraded MTS mobile software application that we refer to as MTS 5.16. We are promoting this application to the MTS program office and are working with them as they consider upgrading their current MTS software (which we previously developed). This upgrade is an important part of our overall strategy to continue to promote MTS as a logistics orientated program. Our new MTS software application is field-tested and is backward compatible with the U.S. Army’s installed MT-2012 transceiver base, and when combined with our AMD technology, can provide for a significant increase in the total number of users able to simultaneously operate in a satellite channel. Over-time, we expect that our new MTS software application, if adopted by the U.S. Army, will need to be fully interoperable with FBCB2-JCR and the JBC-P.

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Sensor Enabled Notification System (“SENS”) Technology – Our SENS technology-based solutions offer both government and commercial customers a low-cost, spread-spectrum technology-based system which can remotely track a large number of simultaneous transmissions via low earth-orbit satellites and miniaturized satellite transmitters. The information received is processed and distributed to users through an Internet Portal at www.sensservice.com. Messages can be retrieved via several methods including the Internet, email, voice or fax and can be forwarded to a user-designated site. Our SENS technology is integrated with a variety of mapping solutions and can provide our customers with features such as GeoFencing which allows customers to track whether or not their assets or vehicles stay within pre-defined boundaries.

In addition to the MTS and BFT applications, our products and services can be used on a number of other applications including the following:

Homeland Security and Multi-National Applications – Our products and services can also be used to facilitate communications in the event that natural disasters or other situations, such as a terrorist attack, disable or limit existing terrestrial communications. For example, the Army National Guard has purchased our mobile data communication products to better prepare for and react to disaster recovery operations at the local, state and national levels. Through the U.S. Department of State, private security forces located in Iraq use our Quick Deploy Satellite System (or commonly known as “QDSS”), a portable briefcase communications platform utilizing components similar to those used in the MTS system. In addition, NATO has incorporated our geoOps™ into their multi-national satellite-based friendly force tracking system known as NATO IFTS. The geoOps™ software can be used to share, amongst friendly forces, near real-time operational data allowing the same view of unfolding operations or emergency scenarios.

Commercial Satellite-Based Mobile Data Applications – We believe that there may be opportunities to leverage our core strengths and expertise in satellite-based mobile tracking and messaging services into commercial market applications. We believe that fleet operators whose vehicles transport dangerous or hazardous materials, such as armaments, explosives, or flammable materials (e.g., oil or industrial chemicals) are ideal customers for our services. We will continue to market our solutions in a methodical way and target them to those potential customers whose needs would be well met by our technology offerings.

Microsatellite Space Applications – As a result of our Radyne acquisition, we offer both government and commercial customers the design and production of microsatellites that provide a portion of the functionality of expensive large satellites but at a fraction of the cost. In recent years, the market for faster, smaller and more inexpensive microsatellites (which we define as less than 400 kilograms) has been emerging as end-users seek to enhance the ability to launch mission specific inexpensive systems for imaging, communications, replenishment, repair and enhancement of existing space assets as well as provide low cost platforms for space technology development and experiments. Our microsatellites and related components are used on space missions primarily sponsored by the DoD and National Aeronautics and Space Administration (“NASA”). Our position in this marketplace is modest; however, because we believe this market is growing, we currently continue to plan to invest in marketing, sales and internal research and development efforts to establish a leadership position in this marketplace.

Business Strategies

Our mobile data communications segment business strategies are as follows:

Continue to Capitalize on Opportunities with the U.S. Army – It is critical that we secure contract ceiling increases, and/or contract extensions, and/or new contract awards for the MTS and BFT programs. We believe that the reliable and effective performance of our MTS and BFT solutions has demonstrated to the U.S. Army the value of our mobile, global satellite-based communications network when near real-time, secure transmissions are required. We are currently working with the U.S. Army to provide additional enhancements to both our network capabilities and communications performance and we expect to continue to develop our next-generation MTS-HC and BFT-HC technologies. We believe our next-generation products represent compelling technological advancements and that they are, most importantly, backward compatible with the large number of existing MTS and BFT systems in active deployment today. We believe that our current strategy has been validated by the April 2009 receipt of an $8.0 million order from the U.S. Army to build, test and deliver our BFT-HC transceiver including incorporating required network changes to make our solution fully compliant with FBCB2-JCR software requirements. We also expect to continue to develop new products featuring customer driven enhancements and solutions. Ultimately, we believe that by seeking to work collaboratively with the U.S. Army to ensure that its short-term and long-term needs are addressed, we will enhance our competitive positioning for a potential new award, re-compete, renewal or extension of both our MTS and BFT contracts.

Leverage our Current Installed Base into Other Military Commands – In light of the integration of our mobile satellite transceivers into the U.S. Army’s MTS and BFT systems used in Iraq, Afghanistan and elsewhere around the world, we believe, and have demonstrated that, there are a number of opportunities for us to market our products and solutions to other military commands, both in the U.S. and internationally. The Army National Guard and the First Marine Expeditionary Forces each received funding in the past to purchase our products and services. Additionally, both the Republic of Georgia and the Australian Defense Force have deployed our products. Our geoOps™ software platform has been incorporated into NATO’s IFTS, a satellite-based friendly force tracking system. We continue to work with a number of other partners to increase our international brand and product awareness. Although the sales cycle relating to these other military commands is long and difficult to predict, we believe that our products and technologies can meet other potential customer and country requirements.

Market and Develop New Commercial Satellite-Enhanced Mobile Data Applications – Although the market for commercial satellite-based mobile data applications is extremely competitive, we believe the performance of our system in the military setting may distinguish our system as an attractive choice for users in certain commercial markets. Satellite-enhanced or multi-mode applications allow customers to obtain the benefit of lower terrestrial communication costs while, at the same time, having access to a satellite network for secure and time-sensitive traffic. We are certified by the U.S. Department of the Army, Military Surface Deployment and Distribution Command, Defense Transportation Tracking System Program Office which allows us to offer DTTS solutions to track and monitor hazardous cargo shipments, including arms, ammunition and explosives and other sensitive items, being transported by commercial carriers. We believe we are only the second company since the start of the DTTS program to receive this certification. We also intend to continue to enhance and market our SENS technology to expand its market potential. We will continue to market our solutions in a methodical way and target them to those potential customers whose needs would be well met by our technology offerings. We do not, however, expect a significant amount of commercial sales in these markets in fiscal 2010.

RF Microwave Amplifiers Segment

Overview

We believe we are one of the leading companies designing, developing, manufacturing and marketing satellite earth station traveling wave tube amplifiers (“TWTA”) and solid-state, high-power, broadband amplifiers (“SSPA”). All of our amplifiers reproduce signals with high power and are extremely complex and critical to the performance of the systems into which they are incorporated. Our TWTA products can boost the strength of a signal prior to transmission to satellites, which are often more than 22,000 miles from the surface of the earth. Our broadband SSPA products can efficiently increase the power of broadband radio frequency signals with high degrees of clarity to provide for effective jamming and communication power capability required by sophisticated defense programs including those used to counter remote controlled improvised explosive devices.

We sell our amplifiers to domestic and foreign commercial and government users.

Products, Services and Applications

Our RF microwave amplifiers are generally built-to-order and are used in the following markets and applications:

Broadcast and Broadband Satellite Communication Applications – We offer our customers TWTA amplifiers used to amplify signals from satellite earth stations throughout the world. Our amplifiers can provide power levels that are vital to satellite communication applications including traditional broadcast, direct-to-home broadcast, satellite newsgathering and the emerging broadband communications markets, specifically IP-based satellite communications. Through programs such as the Light Multi-Band Satellite Terminal and Ground Multi-Band Terminal, our amplifiers support high capacity U.S. military satellite systems such as the Wideband Global Satellite Constellation and the Milstar system.

Defense Applications – U.S. and foreign military customers use our amplifiers in a variety of telecommunications systems (such as transmitting and boosting signals) and electronic warfare systems (such as simulation, communications, radar, jamming and in identification friend or foe (“IFF”) systems). The U.S. military also uses our amplifiers in systems designed to help protect U.S. troops from radio-controlled roadside bombs. Our integrated radio frequency assemblies, which consist of one of our high-power Ultra High Frequency (“UHF”) radio frequency amplifiers and a receiver assembly integrated into a single module, are used in the Enhanced Position Location Reporting System (“EPLRS”). The EPLRS radio network is a highly reliable communication system used by the DoD that automatically reconfigures itself to overcome the line-of-sight limitations of UHF communications, as well as jamming threats. Our TWTA and SSPA amplifiers are used by military customers throughout the world for mobile applications, including those on helicopters and ships. We believe that ongoing military activities and heightened homeland security concerns are resulting in increased interest in our amplifier products.

Sophisticated Commercial Applications – Our amplifiers are key components in sophisticated commercial applications. For example, our amplifiers are used in oncology treatment systems that allow doctors to give patients, who are suffering from cancer, higher doses of radiation while focusing more closely on the tumors, thereby avoiding damage to healthy tissue. In addition, our amplifiers are used to amplify signals carrying voice, video or data for air-to-satellite-to-ground communications. For example, our amplifiers, when incorporated into an aircraft satellite communication system, can provide passengers with email, Internet access and video conferencing.

Business Strategies

We manage our RF microwave amplifiers segment with the following principal strategies:

Continue to Develop a One-Stop Shopping Approach for RF Microwave Amplifiers – In recent years, we have expanded our product line of RF microwave amplifiers and intend to continue to do so. Over time, we believe that we can offer customers a one-stop shopping approach by offering a broad range of RF microwave amplifier equipment for use in commercial and government applications. This strategy will include maintaining our internal research and development activities as well as pursuing customer funded research and development to fuel new product development. We expect this emphasis on research and development to enable us to enhance our existing product lines, develop new capabilities and solidify and strengthen our position in our principal markets.

Continue to Penetrate the Market for Outsourced Amplifier Production – Because solid-state, high-power, broadband amplifiers are important to the performance and quality of the larger systems into which they are incorporated, many large systems companies often prefer to manufacture these amplifiers in-house. We believe that our focus on and expertise in designing and manufacturing solid-state, high-power, broadband amplifiers, as well as our high-volume manufacturing capability, often makes us a cost-effective and technologically superior alternative to such in-house manufacturing. Some of the companies who have outsourced amplifier production to us include Rockwell Collins, Inc., Thales Group, European Aeronautic Defense and Space Company (“EADS”), Telephonics Corporation, Northrop Grumman Corporation, BAE Systems PLC, ITT Corporation and Raytheon Company.

Expand Marketing and Sales Efforts in the Defense Market – Prior to the acquisition of Radyne, a large majority of our organic growth in our RF microwave amplifiers segment had come from our participation in defense programs, primarily the Counter Remote Controlled Improvised Explosive Device Electronic Warfare 2.1 (“CREW 2.1”) program which uses our broadband, solid-state high-power radio signal jamming amplifiers and switches in systems to help protect U.S. troops from the ever-evolving threat of radio-controlled roadside bombs. We are participating in proposals for multiple next-generation CREW programs and our future growth in this market will ultimately be dependent on our success in meeting future CREW program needs. We believe there are a number of other long-term opportunities in the defense markets, particularly electronic warfare applications, and that we can increase our share of this market by pursuing acquisitions and partnering arrangements with prime contractors.

Summary of Key Products, Systems and Services by Business Segment

Business Segment	Products/Systems and Services	Representative Customers	End-User Applications
Telecommunications transmission	Satellite earth station equipment and systems including: modems, frequency converters, power amplifiers, transceivers, access devices, voice gateways and network management systems

Satellite systems integrators, wireless and other communication service providers, broadcasters and defense contractors as well as U.S. and foreign governments. End-customers include AT&T Inc., BT Group plc, China Mobile Limited, Embratel Participações S.A, Intelsat, Ltd. and Globecomm  Systems, Inc.

Commercial and defense applications including the transmission of voice, video and data over the Internet, broadband, long distance telephone, broadcast (including high-definition television) and cable, distance learning and telemedicine

	Over-the-horizon microwave systems and adaptive modems	U.S. government customers, foreign governments such as Algeria and related prime systems integrators/manufacturers, as well as oil companies such as BP and Shell Oil Company	Secure defense applications, such as transmission of U.S. military digital voice and data, and commercial applications such as the transmission of IP-based communications to and from oil platforms
Mobile data communications	Mobile satellite transceivers, satellite network services, installation, training and maintenance and SENS technology-based products	U.S. Army logistics community, the U.S. Army war-fighter community, foreign governments, and prime contractors to the U.S. Armed Forces, NATO and commercial customers	Two-way satellite-based mobile tracking, messaging services (U.S. Army’s MTS), battlefield command and control applications (BFT), RFID applications and commercial applications such as fleet tracking
	Microsatellites and related components	U.S. government including military agencies, NASA and foreign customers (both government and scientific)	Mission specific, lower cost satellite applications (both military and scientific)
RF microwave amplifiers	Traveling wave tube amplifiers and solid-state amplifiers

Domestic and international defense customers, prime contractors and system suppliers such as L-3, Harris Corporation and General Dynamics Corporation and satellite broadcasters such as The DIRECTV Group and EchoStar Corporation

Satellite broadcast and broadband satellite communications and defense applications
Solid-state, high-power, broadband RF microwave amplifiers

Domestic and international defense customers, prime contractors and system suppliers such as Raytheon Company, ITT Corporation, EADS  and Thales Group, medical equipment companies such as Varian Medical Systems, Inc., and aviation industry system integrators such as Rockwell Collins, Inc.

Defense applications including communications, radar, jamming and IFF and commercial applications such as medical applications (oncology treatment systems) and satellite communications (including air-to-satellite-to-ground communications)

Acquisitions

We have made acquisitions of businesses and enabling technologies over the past three years and have followed a disciplined approach in identifying, executing and capitalizing on these acquisitions.

The Radyne Acquisition
On August 1, 2008 (the beginning of our fiscal 2009), we acquired Radyne, the largest acquisition in our history. We believe that the acquisition of Radyne resulted in the following strategic benefits:

-	Strengthened our leadership position in our satellite earth station product lines in our telecommunications transmission segment;

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More than doubled the size of our RF microwave amplifiers segment by expanding our amplifier product portfolio which immediately made us a leader, not only in the solid-state amplifier market, but also in the satellite earth station traveling wave tube amplifier market;

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Broadened the number of products and services that our mobile data communications segment offered and allowed us to market additional mobile tracking products as well as the design and manufacture of microsatellites and related components; and

-	Further diversified our overall global customer base and expanded our addressable markets.

We believe that, over time, our combined engineering and sales team will drive further innovation in the marketplace and deliver new and advanced products to our customers in all three of our operating segments. Our combined satellite earth station sales and marketing team now offers current and prospective customers an expanded one-stop shopping approach by providing them the opportunity to buy Comtech and/or Radyne branded products. In addition, we are continuing to integrate and share technology across our product lines. These strategies have resulted in individual brands becoming less distinguishable and historical sales patterns and product mix less relevant. As a result, we believe that period-to-period comparisons of individual brands as indicators of our performance are not meaningful.

We have achieved operating efficiencies by eliminating redundant functions and related expenses. On August 1, 2008 (the date we acquired Radyne), we immediately adopted and implemented a restructuring plan which included vacating Radyne’s Phoenix, Arizona manufacturing facility. Radyne’s satellite earth station product line’s manufacturing and engineering operations have been fully integrated into our high-volume technology manufacturing center located in Tempe, Arizona. In addition, Radyne’s corporate functions, which were co-located in Radyne’s Phoenix, Arizona manufacturing facility, were moved to our Melville, New York corporate headquarters. Our Radyne acquisition-related restructuring plan was completed in less than one year.

From an operational and financial reporting perspective, as of August 1, 2008, Radyne’s satellite electronics product lines became part of our telecommunications transmission segment; Radyne’s TWTA and SSPA product portfolio became part of our RF microwave amplifiers segment; and Radyne’s microsatellites and SENS-based technology products became part of our mobile data communications segment.

Because our historical results, prior to August 1, 2008, do not include Radyne, you should not rely on period-to-period comparisons as an indicator of our future performance as these comparisons may not be meaningful.

Other Tactical and Product Line Acquisitions
In July 2008, we acquired the network backhaul assets and the NetPerformer and AccessGate™ product lines of Verso Technologies (“Verso”) for approximately $3.9 million. This operation was combined with our existing business and is part of our telecommunications transmission segment.

In February 2007, we acquired certain assets and assumed certain liabilities of Digicast Networks, Inc. (“Digicast”), a manufacturer of digital video broadcasting equipment, for $1.0 million. This operation was combined with our existing business and is part of our telecommunications transmission segment.

In August 2006, we acquired certain assets and assumed certain liabilities of Insite Consulting, Inc. (“Insite”), a logistics application software company, for approximately $3.2 million, including transaction costs of $0.2 million. Insite has developed the geoOps™ Enterprise Location Monitoring System, a software-based solution that allows customers to integrate legacy data systems with near real-time logistics and operational data systems. This operation was combined with our existing business and is part of our mobile data communications segment.

None of our tactical and product line acquisitions, either individually, or in the aggregate, were material to our results of operations and the effects of those acquisitions, either individually, or in the aggregate, were not material to our historical consolidated financial statements.

Sales, Marketing and Customer Support

Sales and marketing strategies vary with particular markets served and include direct sales through sales, marketing and engineering personnel and indirect sales through independent representatives, value-added resellers or a combination of the foregoing. We devote time to evaluating and responding to requests for proposals by governmental agencies around the world, and as needed, we employ the use of specialized consultants to develop our proposals and bids.

We intend to continue to expand international marketing efforts by engaging additional independent sales representatives, distributors and value-added resellers and by establishing additional foreign sales offices.

Our management, technical and marketing personnel establish and maintain relationships with customers. Our strategy includes a commitment to provide ongoing customer support for our systems and equipment. This support involves providing direct access to engineering staff or trained technical representatives to resolve technical or operational issues. As appropriate and as guided by corporate senior management, our three business segments capitalize on manufacturing, technology, sales, marketing and customer support synergies between them.

Our over-the-horizon microwave systems, mobile data communications products and services, amplifier product lines and satellite earth station products that use relatively new technology have long sales cycles. Once a product is designed into a system, customers may be reluctant to change the incumbent supplier due to the extensive qualification process and potential redesign required in using alternative sources. Accordingly, management is actively involved in key aspects of relations with our major customers.

Sales by geography and customer type, as a percentage of consolidated net sales, are as follows:

	Fiscal Years Ended July 31,
	2009	2008	2007
United States
U.S. government	56.4%	66.4%	61.3%
Commercial customers	11.5%	6.9%	12.5%
Total United States	67.9%	73.3%	73.8%

International	32.1%	26.7%	26.2%

International sales include sales to U.S. companies for inclusion in products that will be sold to international customers. For the twelve months ended July 31, 2009, 2008 and 2007, except for sales to the U.S. government, no other customer represented more than 10% of consolidated net sales.

Backlog

Our backlog as of July 31, 2009 and 2008 was $549.8 million and $201.1 million, respectively. A substantial portion of our backlog is for the shipment of new MTS ruggedized computers and related accessories which are manufactured by a third-party supplier. Assuming timely shipments from this third-party supplier, we expect that a majority of the backlog as of July 31, 2009 will be recognized as sales during fiscal 2010.

At July 31, 2009, 89.6% of the backlog consisted of U.S. government contracts, subcontracts and government funded programs, 8.3% consisted of orders for use by international customers (including sales to U.S. companies for inclusion in products that will be sold to international customers) and 2.1% consisted of orders for use by U.S. commercial customers.

Almost all of the contracts in our backlog are subject to cancellation at the convenience of the customer or for default in the event that we are unable to perform under the contract. Backlog for our U.S. government customers includes amounts appropriated by Congress and allotted to the contract by the procuring government agency. Our backlog does not include the value of options that may be exercised in the future on multi-year contracts, nor does it include the value of additional purchase orders that we may receive under IDIQ contracts or basic ordering agreements. Substantially all of our U.S. government revenues in fiscal 2009, 2008 and 2007 were derived from firm fixed-price contracts. Under these types of contracts, we perform for an agreed-upon price and we can derive benefits from cost savings, but bear the risk of cost overruns. Our cost-plus-fixed-fee contracts, which to date have been insignificant, typically provide for reimbursement of allowable costs incurred plus a negotiated fee.

Variations in backlog from time to time are attributable, in part, to changes in product mix, the timing of contract proposals, and the timing of contract awards and delivery schedules on specific contracts (such as our MTS and BFT contracts). Our satellite earth station equipment product line operates under short lead times and usually generates sales out of inventory. Our mobile data communications backlog is highly influenced by the nature and timing of orders received via our MTS and BFT programs which are subject to unpredictable funding, deployment and technology decisions by the U.S. government. As a result, we believe our backlog at any point in the fiscal year is not necessarily indicative of the total sales anticipated for any particular future period.

Manufacturing and Service

Our manufacturing operations consist principally of the assembly and testing of electronic products that we design and build from purchased fabricated parts, printed circuits and electronic components.

We operate a high-volume technology manufacturing center located in Tempe, Arizona, which is utilized by all three of our business segments for certain high-volume production which allows us to secure volume discounts on key components, control the quality of our manufacturing process and maximize the utilization of our manufacturing capacity.

We consider our facilities to be well maintained and adequate for current and planned production requirements. All of our manufacturing facilities, including those that serve the military market, must comply with stringent customer specifications. We employ formal quality management programs and other training programs, including the International Standard Organization’s (“ISO’s”) quality procedure registration programs.

Our ability to deliver products to customers on a timely basis is dependent, in part, upon the availability and timely delivery by subcontractors and suppliers (including the U.S. government) of the components and subsystems that we use in manufacturing our products. Electronic components and raw materials used in our products are generally obtained from independent suppliers. Some components are standard items and are available from a number of suppliers. Others are manufactured to our specifications by subcontractors. Although we obtain certain components and subsystems from a single source or a limited number of sources, we believe that most components and equipment are available from multiple sources. Certain U.S. government contracts including our MTS and BFT contracts require us to incorporate government furnished parts into our products. Delays in receipt of such parts can adversely impact the timing of our performance on the related contracts.

Research and Development

We reported research and development expenses for financial reporting purposes of $50.0 million, $40.5 million and $32.5 million in fiscal 2009, 2008 and 2007, respectively, representing 8.5%, 7.6% and 7.3% of total net sales, respectively, for these periods. A portion of our research and development efforts relate to the adaptation of our basic technology to specialized customer requirements and is recoverable under contracts, and such expenditures are not reflected in our research and development expenses for financial reporting purposes, but are included in net sales with the related costs included in cost of sales. During fiscal 2009, 2008 and 2007, we were reimbursed by customers for such activities in the amounts of $14.9 million, $7.8 million and $4.2 million, respectively.

Our aggregate research and development expenditures (internal and customer funded) were $64.9 million, $48.3 million and $36.6 million or 11.1%, 9.1% and 8.2% of total net sales in fiscal 2009, 2008 and 2007, respectively.

In addition, in connection with the Radyne acquisition and in accordance with SFAS No. 141, “Business Combinations,” in fiscal 2009, we recorded a one-time charge of $6.2 million reflecting the fair-market value of in-process research and development acquired.

Intellectual Property

We rely upon trade secrets, technical know-how and continuing technological innovation to develop and maintain our competitive position. The products we sell require significant engineering design and manufacturing expertise. The majority of these technological capabilities, however, are not protected by patents and licenses. We rely on the expertise of our employees and our learned experiences in both the design and manufacture of our products and the delivery of our services.

Some of our key telecommunications transmission technology is protected by patents, which are significant to protecting our proprietary technology. We have been issued several U.S. patents relating to forward error correction technology that is utilized in our TPC-enabled satellite modems. The earliest of these patents expires in 2012. Our DoubleTalk® Carrier-in-Carrier® bandwidth compression technology is licensed by us from a third party. In addition, during fiscal 2009, we applied for patents relating to our mobile data communication segment’s ASDR and AMD technologies which can enable both our MTS and BFT customers to achieve a significant increase in both the overall system performance and number of possible concurrent network users.

Almost all of the products and services we sell to the U.S. government include technology and other technical know-how that we have internally developed. Historically, almost all of our U.S. government contracts have not provided for government-purpose rights which generally include the right to permit other companies, including our competitors, to use our technology to develop products for the U.S. government. In past instances where we have provided government-purpose rights, to our knowledge, the U.S. government has not exercised any of these rights. To the extent that we have or will provide government-purpose rights in the future, we believe that given the rapidly changing nature of our technology, our future success will depend primarily on the technical competence and creative skill of our personnel, rather than any contractual protection.

Competition

Our businesses are highly competitive and are characterized by rapid technological change. Some of our competitors are substantially larger, have significantly greater financial, marketing, research and development, technological and operating resources and broader product lines than us. A significant technological breakthrough by others, including new companies, our existing competitors and our customers, could have a material adverse effect on our business. Our growth and financial condition depend on, among other things, our ability to keep pace with such changes and developments and to respond to the increasing variety of electronic equipment users and transmission technologies.

Some large defense-based companies such as Raytheon Company, General Dynamics Corporation and Northrop Grumman Corporation have subsidiaries or divisions that compete against us in one or more business segments. In addition, new and potential competitors are always emerging. Certain of our customers, such as prime contractors who currently outsource their engineering and manufacturing requirements to us, have technological capabilities in our product areas and could choose to replace our products with their own. In some cases, we partner or team with companies (both large and mid-tier) to compete against other teams for large defense programs such as our MTS and BFT programs. In some cases, these same companies may be competitors.

The competitors in our telecommunications transmission segment include ViaSat, Inc., Miteq Inc., iDirect, Inc., Paradise Datacom LLC, Harmonic, Inc., Datum Systems, Inc., General Dynamics Corporation, and Telefonaktiebolaget LM Ericsson. The competitors in our mobile data communications segment include Northrop Grumman Corporation, Lockheed Martin Corporation, Qualcomm, Inc., ViaSat, Inc. and EMS Technologies, Inc. The competitors in our RF microwave amplifiers segment include Communications and Power Industries, Inc., E2V Technologies Ltd., Miteq, Inc., Herley Industries, Inc., Aethercomm and Empower RF Systems, Inc.

We believe that competition in all of our markets is based primarily on technology innovation, product performance, reputation, delivery times, customer support and price. Due to our flexible organizational structure and proprietary know-how, we believe we have the ability to develop, produce and deliver products on a cost-effective basis faster than many of our competitors.

Employees

At July 31, 2009, we had 1,607 employees (including temporary employees and contractors), 869 of whom were engaged in production and production support, 405 in research and development and other engineering support and 333 in marketing and administrative functions. None of our U.S. based employees are represented by a labor union. We believe that our employee relations are good.

U.S. Government Contracts

The U.S. government operates on an October-to-September fiscal year. Generally, in February of each year, the President of the United States presents to the U.S. Congress (“Congress”) the budget for the upcoming fiscal year and from February through September of each year, the appropriations and authorization committees of Congress review the President’s budget proposals and establish the funding levels for the upcoming fiscal year. Once these levels are enacted into law, the Executive Office of the President administers the funds to the agencies. Thereafter, we can receive orders pursuant to sole-source or competitively awarded contracts.

Sole-source contracts are generally awarded to a single contractor without a formal competition when a single contractor is deemed to have an expertise or technology superior to that of competing contractors or when there is an urgent need by the U.S. government that cannot wait for a full competitive process. Potential suppliers compete informally through research and development and marketing efforts. Competitively-bid contracts are awarded based on a formal proposal evaluation established by the procuring agency and interested contractors prepare a bid. Competitively-bid contracts are awarded after a formal bid and proposal competition among suppliers.

Our current MTS and BFT contracts are U.S. government sole-sourced IDIQ contracts. In fiscal 2009, the U.S. government announced a stated policy direction to reduce the number of sole-source contract awards across all procuring agencies. In addition, the U.S. government is increasing the use of a strategy to award multiple-award IDIQ contracts to increase their procurement options. IDIQ contracts allow the U.S. government to select a group of eligible contractors for the same program. When the government awards IDIQ contracts to multiple bidders under the same program, a company must compete to be selected as a participant in the program and subsequently compete for individual delivery orders. As a result of the aforementioned changes, although we expect competition for all future U.S. government contracts, including our MTS and BFT contracts, to increase, at the same time, we may be able to participate in other program areas that we do not currently participate in.

As a U.S. government contractor and subcontractor, we are subject to a variety of rules and regulations, such as the Federal Acquisition Regulations (“FAR”). Individual agencies can also have acquisition regulations. For example, the Department of Defense implements the FAR through the Defense Federal Acquisition Regulation supplement (commonly known as DFARs). For all federal government entities, the FAR regulates the phases of any product or service acquisition, including: acquisition planning, competition requirements, contractor qualifications, protection of source selection and vendor information, and acquisition procedures. In addition, the FAR addresses the allowability of our costs, while Cost Accounting Standards address how those costs can be allocated to contracts. The FAR also subjects us to audits and other government reviews. These reviews cover issues such as cost, performance and accounting practices relating to our contracts. The government may challenge our costs and fees.

Regulatory Matters

In addition to the rules and regulations that pertain to us as a U.S. government contractor and subcontractor, we are also subject to a variety of local, state and federal governmental regulations. Our products that are incorporated into wireless communications systems must comply with various governmental regulations, including those of the Federal Communications Commission (“FCC”). Our manufacturing facilities, which may store, handle, emit, generate and dispose of hazardous substances that are used in the manufacture of our products, are subject to a variety of local, state and federal regulations, including those issued by the Environmental Protection Agency. Our financial reporting, corporate governance, public disclosure and compliance practices are governed by laws such as the Sarbanes-Oxley Act of 2002 and rules and regulations issued by the Securities and Exchange Commission (“SEC”). In addition, we are subject to European Union (“EU”) directives related to the recycling of electrical and electronic equipment. Our international sales are subject to U.S. and foreign regulations such as the International Traffic in Arms Regulations (“ITAR”) and Export Administration Regulations and may require licenses (including export licenses) from U.S. government agencies or require the payment of certain tariffs. Our ability to export in the future is dependent upon our ability to obtain the export authorization from the appropriate U.S. government agency. If we are unable to receive the appropriate export authorization, we may be prohibited from selling our products and services internationally which may limit our sales and may have a material adverse effect on our business. During fiscal 2009 and 2008 and as more fully described in “Item 1A. Risk Factors” and “Notes to Consolidated Financial Statements Note (15)(c) Legal Proceedings and Other Matters” included in “Part II — Item 8. — Financial Statements and Supplementary Data,” we have incurred incremental costs associated with export compliance matters. To date, we have incurred costs in connection with compliance with other regulations in the normal course of business.